PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
July 19, 2011

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2011

•	Second quarter 2011 revenues rise 21% to record $2.01 billion

•	EBITDA increases 32% to $580 million

•	Operating profit rises 41% to $458 million

•	Diluted EPS increases 38% to $1.05; Adjusted diluted EPS rises 61% to $1.11

•	Raising 2011 adjusted diluted EPS targets to $4.20 – $4.60

•	Advanced multiple growth projects: Macarthur Coal proposal, Tavan Tolgoi consortium, major China agreement and PRB lease

ST. LOUIS, July 19 – Peabody Energy (NYSE: BTU) today reported second quarter 2011 EBITDA of $579.5 million, a 32 percent increase from the prior year. Revenues climbed 21 percent to $2.01 billion. Income from continuing operations increased 36 percent to $293.0 million, with diluted earnings per share from continuing operations of $1.05. Adjusted diluted earnings per share from continuing operations rose 61 percent to $1.11. Income was impacted by $24.5 million, or $0.06 per share, from a provision related to outstanding litigation.

“Peabody once again delivered substantial increases in revenues, EBITDA, operating profit and earnings over the prior year, and we expect an even stronger second half,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Peabody also is leveraging our unique access to the strongest global markets as we look to expand our Australia platform through organic growth and acquisitions, participate in the Mongolian Tavan Tolgoi development and partner in potential development of one of China’s largest coal mines.”

RESULTS FROM CONTINUING OPERATIONS

Second quarter revenues climbed 21 percent over the prior year to a record $2.01 billion, led by increased realized pricing across the platform and higher Australia volumes. Global sales were 58.2 million tons compared with 59.7 million tons in the prior year.

EBITDA totaled $579.5 million, a 32 percent increase from the prior year, led by greater contributions from Australian Mining Operations. Revenues per ton in Australia rose

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2

significantly over prior-year levels, overcoming increased operating costs due to residual weather impacts, higher royalties and currency appreciation. In the United States, results include approximately $34 million in impacts related to geologic issues encountered early in the quarter at the Twentymile Mine. U.S. weather and flooding also impacted production volumes in the Midwest and shipped volumes in the Powder River Basin due to rail transportation constraints, contributing to an increase in operating costs from the prior year. Total EBITDA benefited from higher results from Trading and Brokerage and the timing of Resource Management transactions.

Operating profit increased 41 percent to $458.4 million, leading to a 35 percent increase in operating cash flows to $395.0 million.

Income from continuing operations totaled $293.0 million as adjusted income from continuing operations increased 58 percent to $308.4 million. Diluted earnings per share from continuing operations reached $1.05 compared with $0.76 in the prior year. Adjusted diluted earnings per share rose 61 percent to $1.11.

Summary of Adjusted Income and Diluted Earnings Per Share

(Dollars in Millions, Except Per Share Data)	Quarter Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010
Income from Continuing Operations	$293.0	$214.7	$472.6	$351.8
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	15.4	(19.3)	21.8	(13.9)

Adjusted Income from Continuing Operations(1)	$308.4	$195.4	$494.4	$337.9

Diluted EPS	$1.05	$0.76	$1.70	$1.26
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.06	(0.07)	0.08	(0.05)

Adjusted Diluted EPS (1)	$1.11	$0.69	$1.78	$1.21

(1) Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of EBITDA tables after this release.

GLOBAL COAL MARKETS AND PEABODY’S POSITION

“Pacific Rim growth continues to lead coal through the early stages of a demand supercycle, bolstering Australian metallurgical and thermal coal demand and pricing that continues to be near record highs,” said Boyce. “Seaborne demand is further strengthened by rising needs in the Atlantic market where coal is required to backfill for declining nuclear use in Europe.”

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3

Electricity generation has risen 14 percent year to date in China and 8 percent in India, driving similar increases in thermal coal use. World steel output has increased 8 percent year to date, which would equate to an additional 70 to 80 million tonnes of additional metallurgical coal demand throughout 2011.

Reviewing the global coal markets in more detail:

•	Chinese coal imports have risen for four successive months and officials are publicly encouraging more coal imports. China’s June electricity generation increased 16 percent year over year and industrial production rose 15 percent, suggesting continued strength in the Chinese economy.

•	Indian thermal imports have increased approximately 45 percent year to date.

•	European coal generation increased 13 percent in June over the prior year as a result of nuclear cutbacks and higher gas prices.

•	Coal was once again the world’s fastest-growing major fuel in 2010, outpacing the consumption increases in natural gas, hydro, nuclear and oil.

•	Nearly 700 GW of new global coal-fueled generation is planned or under construction over the next decade, representing more than 2 billion tonnes of additional annual coal use. And the company estimates that growth in global steel production would require more than 500 million tonnes per year of incremental metallurgical coal demand by 2020.

Strong metallurgical and thermal coal demand led to ongoing pricing strength, with third quarter met coal priced in line with the $315 per tonne benchmark for quarterly contracts and July 1 thermal contracts settling near $128 per tonne.

The company has 2 to 3 million tons of metallurgical coal unpriced for the fourth quarter, with all metallurgical coal production unpriced for 2012. The company continues to target total 2011 metallurgical coal sales of 9 to 10 million tons.

The company has 1 to 2 million tons of seaborne thermal coal unpriced for the remainder of 2011 and 75 to 80 percent of seaborne thermal volumes unpriced for 2012. The company continues to target 2011 Australian thermal exports of 13 to 14 million tons.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4

In the United States, electricity generation has remained tepid given weak economic growth and industrial production. Although coal inventories at generators are approximately 30 percent above target levels nationally, Powder River Basin stockpiles continue to decline.

Export activity continues to increase around the United States, with rising volumes at East, West and Gulf Coast ports. The company estimates that U.S. exports will likely exceed 100 million tons in 2011 compared with 84 million tons in 2010.

Peabody remains focused on serving the fastest-growing segments of U.S. coal demand: the Powder River Basin, Illinois Basin and exports. Powder River Basin demand has been stronger this year to serve new power plants, and Illinois Basin products continue to push into new U.S. markets such as South Carolina and the east coast of Florida, as well as export opportunities. Colorado coal is in high demand for exports and Asian customers are expressing increased interest for seaborne Powder River Basin coal.

Peabody remains essentially sold out for 2011 U.S. coal sales. The company has 20 to 25 percent of its expected U.S. coal production unpriced for 2012, and 60 to 70 percent unpriced for 2013.

PROJECT UPDATE

Peabody advanced multiple growth projects during the quarter to increase capacity and further access the global coal markets.

•	Peabody and ArcelorMittal jointly submitted an indicative proposal to the board of directors of Macarthur Coal, the world’s largest seaborne low-vol PCI supplier, to acquire all of the shares of the company for a cash price of A$15.50. The company looks forward to advancing the proposal, subject to the successful completion of due diligence, to complete a transaction that would deliver value for shareholders.

•	In the major Australian mine expansions, the company continued construction on the prep plant addition at Wilpinjong Mine, where project completion is expected in the fourth quarter; progressed permitting for the Millennium Mine in advance of construction later this year; continued overburden removal at the Burton Mine expansion; advanced open-cut expansion at Wambo Mine; and continued slope development and paste plant construction at Metropolitan Mine. The company is targeting 35 to 40 million tons of Australian capacity by 2014 to 2015, including 12 to 15 million tons of metallurgical coal capacity and 15 to 17 million tons of export thermal coal capacity.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5

•	Peabody agreed to acquire the remaining 5 percent interest in Burton Mine for A$35 million, from Thiess Investments.

•	Peabody was named by the Government of Mongolia to the final consortium for potential development of Tavan Tolgoi, one of the largest untapped metallurgical coal reserves in the world. The consortium and the Government of Mongolia are advancing negotiations regarding the operational structure and terms.

•	The company announced an agreement with the Government of China’s Xinjiang province to pursue development of a 50 million ton-per-year surface mine.

•	Peabody was the winning bidder for control of approximately 220 million tons of low sulfur PRB coal reserves near the Caballo Mine to extend the mine life, increase the average Btu of the mine, allow for increased production as demand warrants and enable greater mine optimization.

•	Permitting activities continued for the Gateway Pacific Terminal, a planned major deepwater dry-bulk export facility in Washington state. Peabody has a throughput agreement for up to 24 million tonnes per year of Powder River Basin coal through the facility.

The company continues to target full-year capital expenditures of $900 to $950 million, with the majority of capital targeted toward mine expansions.

OUTLOOK

Peabody is targeting third quarter 2011 adjusted diluted earnings per share in the range of $1.05 to $1.25 and EBITDA of $575 to $675 million. Peabody is raising its full-year adjusted diluted earnings per share targets to $4.20 to $4.60, and now targets full-year EBITDA in the range of $2.3 billion to $2.5 billion. The third quarter is expected to benefit from higher volumes and continued strength in pricing for Australian seaborne metallurgical and thermal coal, partly offset by lingering weather impacts on U.S. shipments and co-shipper issues in Australia.

Peabody continues to target total 2011 sales of 245 to 265 million tons including 28 to 30 million tons from Australia, 195 to 205 million tons from the United States and the remainder from Trading and Brokerage activities.

Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions.  Its coal products fuel approximately 10 percent of U.S. power and 2 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of July 19, 2011. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: demand for coal in the United States and the seaborne thermal and metallurgical coal markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; impact of weather on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, co-shippers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental requirements, changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense and depreciation, depletion and amortization.  EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company’s ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts.  Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended June 30, 2011 and 2010 and Six Months Ended June 30, 2011 and 2010

(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010
Tons Sold (In Millions)	58.2	59.7	119.4	118.0

Revenues	$2,008.0	$1,661.4	$3,752.9	$3,177.0
Operating Costs and Expenses	1,392.8	1,174.7	2,660.9	2,283.4
Depreciation, Depletion and Amortization	105.3	105.1	214.1	210.6
Asset Retirement Obligation Expense	15.8	10.9	28.9	20.4
Selling and Administrative Expenses	58.6	54.1	120.2	109.5
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(25.7)	(1.4)	(29.7)	(8.7)
(Income) Loss from Equity Affiliates	2.8	(6.4)	5.8	(4.8)

Operating Profit	458.4	324.4	752.7	566.6
Interest Income	(3.5)	(1.6)	(7.6)	(2.6)
Interest Expense	49.1	57.9	100.1	107.9

Income from Continuing Operations Before Income Taxes	412.8	268.1	660.2	461.3
Income Tax Provision:
Provision	104.4	72.7	165.8	123.4
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	15.4	(19.3)	21.8	(13.9)

Income Tax Provision	119.8	53.4	187.6	109.5

Income from Continuing Operations, Net of Income Taxes	293.0	214.7	472.6	351.8
Loss from Discontinued Operations, Net of Income Taxes	(0.8)	(0.5)	(1.7)	(0.9)

Net Income	292.2	214.2	470.9	350.9
Less: Net Income Attributable to Noncontrolling Interests	7.4	8.0	9.6	11.0

Net Income Attributable to Common Stockholders	$284.8	$206.2	$461.3	$339.9

Diluted EPS (1):

Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$1.05	$0.76	$1.70	$1.26
Discontinued Operations	—	—	(0.01)	—

Net Income Attributable to Common Stockholders	$1.05	$0.76	$1.69	$1.26

EBITDA	$579.5	$440.4	$995.7	$797.6

Adjusted Diluted EPS (1):

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$1.05	$0.76	$1.70	$1.26
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.06	(0.07)	0.08	(0.05)

Adjusted Income from Continuing Operations	$1.11	$0.69	$1.78	$1.21

(1)	Weighted average diluted shares outstanding were 270.5 million and 268.3 million for the quarters ended June 30, 2011 and 2010, respectively, and 270.6 million and 268.3 million for the six months ended June 30, 2011 and 2010, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of operations. For the quarter and six months ended June 30, 2011, the dilutive impact (0.1 million shares for both periods) of our Convertible Junior Subordinated Debentures (the Debentures) did not result in an adjustment to our reported diluted EPS figures. For the quarter and six months ended June 30, 2010, there was no dilutive impact of the Debentures on diluted EPS.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended June 30, 2011 and 2010 and Six Months Ended June 30, 2011 and 2010

	Quarter Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010
Revenue Summary (Dollars in Millions)

U.S. Mining Operations	$990.2	$975.4	$2,060.9	$1,946.9
Australian Mining Operations	885.3	597.4	1,465.9	1,043.9
Trading and Brokerage Operations	114.1	81.8	198.0	171.9
Other	18.4	6.8	28.1	14.3

Total	$2,008.0	$1,661.4	$3,752.9	$3,177.0

Tons Sold (In Millions)

Midwestern U.S. Mining Operations	6.9	7.3	14.5	14.4
Western U.S. Mining Operations	39.7	39.8	83.5	79.8
Australian Mining Operations	6.9	6.4	12.5	12.6
Trading and Brokerage Operations	4.7	6.2	8.9	11.2

Total (1)	58.2	59.7	119.4	118.0

Revenues per Ton – Mining Operations

Midwestern U.S.	$47.78	$44.08	$48.09	$43.90
Western U.S.	16.69	16.41	16.36	16.48
Total — U.S.	21.27	20.73	21.04	20.68
Australia	128.21	92.69	116.85	82.53
Operating Costs per Ton – Mining Operations (2)

Midwestern U.S.	$35.82	$34.35	$34.81	$33.81
Western U.S.	12.73	11.19	12.31	11.27
Total — U.S.	16.13	14.81	15.63	14.73
Australia	73.63	58.00	71.62	55.10
Gross Margin per Ton – Mining Operations (2)

Midwestern U.S.	$11.96	$9.73	$13.28	$10.09
Western U.S.	3.96	5.22	4.05	5.21
Total — U.S.	5.14	5.92	5.41	5.95
Australia	54.58	34.69	45.23	27.43
Operating Profit Per Ton	$7.88	$5.43	$6.30	$4.80
	Quarter Ended		Six Months Ended

	June	June	June	June
(Dollars in Millions)	2011	2010	2011	2010

EBITDA – U.S. Mining Operations	$240.6	$278.7	$529.9	$560.7
EBITDA – Australian Mining Operations	376.9	223.6	567.4	346.9
EBITDA – Trading and Brokerage Operations	50.4	14.3	77.2	46.7
EBITDA – Resource Management (3)	23.5	(0.1)	25.7	4.3
Selling and Administrative Expenses	(58.6)	(54.1)	(120.2)	(109.5)
Other Operating Costs, Net (4)	(53.3)	(22.0)	(84.3)	(51.5)
EBITDA	579.5	440.4	995.7	797.6
Depreciation, Depletion and Amortization	(105.3)	(105.1)	(214.1)	(210.6)
Asset Retirement Obligation Expense	(15.8)	(10.9)	(28.9)	(20.4)
Operating Profit	458.4	324.4	752.7	566.6
Operating Cash Flows	395.0	292.6	615.6	464.4
Capital Expenditures (Excludes Acquisitions)	260.2	117.4	376.3	218.0

(1) Metallurgical coal sales totaled 2.3 million tons and 2.2 million tons for the quarters ended June 30, 2011 and 2010, respectively, and 4.4 million and 4.5 million tons for the six months ended June 30, 2011 and 2010, respectively.
(2) Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.
(3) Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4) Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, (income) losses from equity interests and provisions for litigation.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
June 30, 2011 and Dec. 31, 2010

(Dollars in Millions)

	June 30,	Dec. 31,
	2011	2010
	(Unaudited)
Cash and Cash Equivalents	$1,176.9	$1,295.2
Short-term Investments	75.0	—
Receivables, Net	644.8	558.2
Inventories	374.0	332.9
Assets from Coal Trading Activities, Net	109.2	192.5
Deferred Income Taxes	103.5	120.4
Other Current Assets	627.0	459.0

Total Current Assets	3,110.4	2,958.2
Net Property, Plant, Equipment and Mine Development	7,584.0	7,426.1
Investments and Other Assets	1,051.2	978.8

Total Assets	$11,745.6	$11,363.1

Current Maturities of Debt	$43.8	$43.2
Liabilities from Coal Trading Activities, Net	106.1	181.7
Accounts Payable and Accruals	1,335.6	1,288.8

Total Current Liabilities	1,485.5	1,513.7
Long-Term Debt	2,468.2	2,706.8
Deferred Income Taxes	597.8	539.8
Other Long-Term Liabilities	1,948.8	1,913.5

Total Liabilities	6,500.3	6,673.8
Stockholders’ Equity	5,245.3	4,689.3

Total Liabilities and Stockholders’ Equity	$11,745.6	$11,363.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended June 30, 2011 and 2010 and Six Months Ended June 30, 2011 and 2010

(Dollars in Millions)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010
EBITDA	$579.5	$440.4	$995.7	$797.6
Depreciation, Depletion and Amortization	105.3	105.1	214.1	210.6
Asset Retirement Obligation Expense	15.8	10.9	28.9	20.4
Interest Income	(3.5)	(1.6)	(7.6)	(2.6)
Interest Expense	49.1	57.9	100.1	107.9
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	104.4	72.7	165.8	123.4

Adjusted Income from Continuing Operations (1)	308.4	195.4	494.4	337.9
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	15.4	(19.3)	21.8	(13.9)

Income from Continuing Operations, Net of Income Taxes	$293.0	$214.7	$472.6	$351.8

Net Income Attributable to Noncontrolling Interests	$7.4	$8.0	$9.6	$11.0

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes – 2011 Targets (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Quarter Ending Sept. 30, 2011		Year Ending Dec. 31, 2011
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$575	$675	$2,300	$2,500
Depreciation, Depletion and Amortization	120	128	470	488
Asset Retirement Obligation Expense	15	12	54	48
Interest Income	(2)	(4)	(12)	(14)
Interest Expense	52	50	203	200
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	95	134	400	480

Adjusted Income from Continuing Operations (1)	295	355	1,185	1,298
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—	22	22

Income from Continuing Operations, Net of Income Taxes	$295	$355	$1,163	$1,276

Net Income Attributable to Noncontrolling Interests	$8	$12	$35	$40

Adjusted Diluted EPS:

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$1.05	$1.25	$4.12	$4.52
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—	0.08	0.08

Adjusted Income from Continuing Operations	$1.05	$1.25	$4.20	$4.60

(1) In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2) Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.